Exhibit 99.1

Babcock & Wilcox Chief Financial Officer Exercises

Provisions of Retention Agreement

(CHARLOTTE, N.C. – July 1, 2011) – The Babcock & Wilcox Company (B&W) (NYSE: BWC) announced today that Michael S. Taff, Senior Vice President and Chief Financial Officer, has elected to exercise his right to terminate his employment under the provisions of a retention agreement dated December 10, 2009. Following the completion of the agreement’s one-year term that ends July 30, 2011, Mr. Taff will no longer serve as a full-time employee of the Company. To facilitate an orderly transition, the Company has negotiated a consulting agreement with Mr. Taff who will continue to perform the duties of Chief Financial Officer for a period not to exceed one year. During this time, the Company will conduct a comprehensive search for his replacement.

Brandon C. Bethards, President and Chief Executive Officer of B&W said, “Mike has been an important member of the executive team responsible for leading the spin transaction from McDermott and creating a significant amount of shareholder value in the process. Equally important, Mike has assembled a first-class financial executive team, bringing together experts in multiple disciplines from both inside and outside the Company. I want to personally thank Mike for his many contributions to the success of B&W and his ongoing contributions as the CFO during this transition period.”

“It has been both a challenging and rewarding process to help re-establish B&W as an independent publicly traded company,” Taff said. “I will remain fully engaged in the business as we continue to move forward with several important programs to drive significant growth for the Company. At the conclusion of my tenure, I am looking forward to returning to Houston and my family.”

Additional information can be found in a Form 8-K filed today with the Securities and Exchange Commission.

About The Babcock & Wilcox Company

Headquartered in Charlotte, N.C., The Babcock & Wilcox Company is a leader in clean energy technology and services, primarily for the nuclear, fossil and renewable power markets as well as a premier advanced technology and mission critical defense contractor. B&W has locations worldwide and employs approximately 12,000 people, in addition to approximately 10,000 joint venture employees. Learn more at www.babcock.com.

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Investor Contact:

Michael P. Dickerson

Vice President and Investor Relations Officer

The Babcock & Wilcox Company

704-625-4944 » investors@babcock.com

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